Exhibit 10.2
Annex A to the SIRVA, Inc. Management Incentive Plan

2007 Management Incentive Plan

SIRVA, Inc.

March 2007

2007 Management Incentive Plan

Section 1 - Plan Overview & Purpose

SIRVA, Inc (“SIRVA”) strives to provide its associates with competitive salaries and benefits as a total compensation package.  SIRVA has established the SIRVA, Inc. Management Incentive Plan (the “MIP Plan”) to enable the Company and its subsidiaries to attract, retain, motivate and reward the best qualified executive officers and key employees by providing them with the opportunity to earn competitive compensation directly linked to the Company’s performance.  In addition to a competitive compensation package, this Annex A to the MIP Plan (the “2007 Plan”) has been established under the MIP Plan to improve accountability for results and to supplement SIRVA’s competitive compensation packages with an Incentive Award for those Participants who deliver on specific quantitative and qualitative targeted goals and objectives during 2007.  All Incentive Awards under the 2007 Plan shall be paid from the general assets of SIRVA.  This 2007 Plan is subject to the terms and conditions of the MIP Plan.

Section 2  — Plan Definitions

As used in the 2007 Plan, the following terms, when capitalized, shall have the meanings set forth below in this Section 2.  Other capitalized terms used herein without definition shall have the respective meanings set forth in the MIP Plan.

Section 2.01.  Actual Award Percentage means the percentage of pay-out, if any, determined for each Performance Measurement in the 2007 Incentive Year based upon actual results of each such Performance Measurement in relation to Target Performance Levels established by the Compensation Committee (as set forth in Table A, which is attached hereto and incorporated herein by reference) and the weight given to each such Performance Measurement as determined by the Compensation Committee (as set forth in Table B which is attached hereto and incorporated herein by reference).

Section 2.02.  Average Base Salary means the weighted average of the Participant’s base salary for the 2007 Incentive Year, which has been prorated for any base salary changes based on the number of days at each such base salary level.  Average Base Salary excludes bonuses, incentives, awards, commissions, disability and salary continuation benefits, perquisites, fringe benefits or other imputed income.

Section 2.03.  Compensation Committee means the Compensation Committee of the Board of Directors of SIRVA.

Section 2.04.  Business Segment is the major business segment or support function of SIRVA through which a Participant is employed.  For purposes of this 2007 Plan, the following are considered Business Segments of SIRVA: Global Relocation, North American Moving Services, Europe Moving Services, Asia Pacific Moving Services and SIRVA.  SIRVA will be the performance measure for all the function groups.

Section 2.05.  Cash Generation is a SIRVA Performance Measurement under this 2007 Plan that is measured by SIRVA’s cash generation performance.

Section 2.06.  Earnings Growth is the SIRVA Performance Measurement under this 2007 Plan that is measured by SIRVA’s Operating Income performance.

2007 Management Incentive Plan

Section 2.07.  2007 Incentive Year means the performance period beginning on January 1, 2007 and ending on December 31, 2007.

Section 2.08.  Incentive Award means the amount payable to a Participant under the 2007 Plan for the 2007 Incentive Year.  This amount is determined by multiplying the Participant’s Actual Award Percentage for the 2007 Incentive Year times the Participant’s Average Base Salary paid during the 2007 Incentive Year, subject to deductions resulting from any of the following: i) failure of SIRVA to achieve its Earnings Growth & Cash Generation Minimums; ii) failure of the Participant’s Business Segment in achieving its Earnings Growth; iii) failure of a Participant to fully achieve the Leadership and Strategic Initiatives established for the Participant; and, iv) failure of the Participant to otherwise perform at the expected level established for the Participant by the Company, in each case as determined by the Compensation Committee in its sole discretion.

Section 2.09.  Leadership and Strategic Initiatives is a Performance Measurement under this 2007 Plan that measures the accomplishment of certain pre-approved Leadership and Strategic Initiatives for a respective Participant’s business segment or function during the 2007 Incentive Year.  Strategic Initiatives shall be established for each Participant’s business unit or function in accordance with Section 4.04 of this 2007 Plan.  In addition, the Participant will be evaluated on his/her demonstration of Leadership traits and values in completion of the job.

Section 2.10.  Minimum Performance Level or Minimum means the threshold level of performance established by the Compensation Committee for each SIRVA Performance Measurement during the 2007 Incentive Year, as set forth in Table A.

Section 2.11.  Minimum Incentive Payout means that the Plan will not pay an Incentive Award if the gross amount of the Incentive Award otherwise payable is less than $100.00.

Section 2.12.  Operating Income is defined as gross profit minus operating expenses.  It measures the pre-tax, pre-interest profit from SIRVA’s operations.

Section 2.13.  Participant means a regular employee of a SIRVA-Controlled Company who satisfies the requirements for eligibility under Section 3 of this 2007 Plan.  Notwithstanding the foregoing, employees covered under other incentive/commission or bonus plans shall not be eligible to participate in the 2007 Plan (except as otherwise expressly provided therein).  In addition, individuals classified as independent contractors or temporary employees are not eligible to participate.

Section 2.14.  Performance Measurements for the 2007 Incentive Year means Earnings Growth, Cash Generation and Leadership and Strategic Initiatives.

Section 2.15.  SIRVA means SIRVA, Inc., a Delaware corporation.

Section 2.16.  SIRVA-Controlled Companies means North American Van Lines, Inc. (“NAVL”), and any direct or indirect subsidiaries of NAVL, including, but not limited to, Allied Van Lines, Inc., SIRVA Relocation, LLC and SIRVA Canada, LP, and any other corporation in which the Company owns, directly or indirectly, stock representing 80% or more of the combined voting power of all classes of stock entitled to vote, and any other business organization,

2007 Management Incentive Plan

regardless of form, in which the Company possesses, directly or indirectly, 80% or more of the total combined equity interests in such organization.

Section 2.17.  Target Performance Level or Target means the budgeted level of performance established for each Performance Measurement during the 2007 Incentive Year, as set forth in Table A.

Section 3 - Eligibility

For the 2007 Incentive Year, an associate employed by a U.S. based SIRVA-Controlled Company who is: i) within the Senior Executive Band 15 salary band or higher (e.g., a senior executive, senior vice president, senior professional, executive vice president or director); and ii) not participating in another incentive plan or bonus program for the 2007 Incentive Year (unless that other plan or program specifically provides that the incentive or bonus payable is in addition to any Incentive Award payable under the 2007 Plan; and iii) not covered by any collective bargaining agreement (unless that agreement specifically provides for participation), shall be eligible to participate in the 2007 Plan, but subject to the 2007 Plan’s terms and conditions.  In addition to the foregoing, the Compensation Committee (or, subject to applicable law, its delegate), may, in its sole discretion, extend participation under this 2007 Plan to any other employee of a SIRVA-Controlled Company, including, without limitation, key associates employed by a SIRVA-Controlled Company based outside the United States.  Where such discretion is exercised to extend participation under this 2007 Plan to such key associates, the Company reserves the right to terminate that participation at any time.

Section 4 — Incentive Awards

The 2007 Plan has specific, quantifiable Operating Income and Cash Generation performance goals for SIRVA.  The 2007 Plan also includes demonstrated Leadership and Strategic Initiatives for each Participant.  A one-over-one evaluation process will be used to determine if a Participant’s performance has achieved the targeted goals for Leadership and Strategic Initiatives.

Section 4.01. General Threshold

a)              Subject to the terms of the 2007 Plan, a Participant shall be eligible to receive an Incentive Award for the 2007 Incentive Year, calculated in accordance with this Section, provided that SIRVA or the Business Segment Operating Income meets or exceeds the Minimum Performance Level described in Section 4.02.  SIRVA does not need to obtain the Operating Income Minimum Performance Level for the Participants to become eligible for Incentive Awards, subject to the terms of this 2007 Plan.

b)              If the Minimum Performance Level is achieved as described in Section 4.01(a) above, the total pool available for distribution to Participants is based on each Business Segment’s individual Operating Income and SIRVA Cash Generation performance against established targets.  Each portion of the awards calculation — Operating Income, Cash Generation, Leadership and Strategic Initiatives is determined separately.  Thus, a Business Segment could receive the portion of its award attributable to SIRVA Cash Generation and not receive anything for Operating Income.  Alternatively, a Business Segment could receive all or a portion of its award for Operating Income and not SIRVA Cash Generation.

2007 Management Incentive Plan

c)              Subject to adjustment and final approval by the Compensation Committee (or its delegate where appropriate), the Business Segment leader shall determine the Incentive Award for each Participant within his/her Business Segment in accordance with the terms of the 2007 Plan.  Before establishing the Incentive Award, the Business Segment leader shall assess each Participant’s Leadership performance as well as each Participant’s contribution towards the achievement of the Strategic Initiatives established for each such Participant’s Business Segment.  Once the Business Segment leader has evaluated the Participant’s individual performance, the Business Segment leader shall establish an Incentive Award for such Participant commensurate with such level of performance using the Participant’s respective Target Award Percent as a guideline.  A similar process will be followed by the CEO with respect to Business Segment Leaders and by the Chairman with respect to the CEO, in both instances subject to final approval by the Compensation Committee.

d)              In the event a Participant was not eligible for participation in the 2007 Plan for the entire 2007 Incentive Year, the amount of the Incentive Award shall be determined in accordance with Sections 4.05 or 4.06 hereof.  In addition, the Participant’s Business Segment will determine the Operating Income and SIRVA will determine Cash Generation actual award.  Actual Award Percentages can vary by Business Segment.

Section 4.02. Earnings Growth.  If the 2007 minimum Operating Income target is reached, the Operating Income financial award will be calculated based on each Business Segment’s performance against its individual Business Segment targets.

Section 4.03. Cash Generation.  The Cash Generation Performance Measurement is based upon SIRVA achieving the Minimum Performance Level for the 2007 Incentive Year.

Section 4.04.        Leadership and Strategic Initiatives. A Participant’s performance during the 2007 Incentive Year will be evaluated based upon the successful completion of the established Leadership and Strategic Initiatives for the Participant’s Business Segment for the 2007 Incentive Year.  The established Leadership and Strategic Initiatives for each Participant’s Business Segment should be targeted, quantifiable, and/or otherwise measurable and shall be set forth in a Performance Partnering Assessment form, which, once approved, shall be incorporated into this 2007 Plan by this reference.  The Compensation Committee can make an adjustment (either higher or lower) to any Leadership and Strategic Initiative assessment made by a Business Segment Leader.  The Leadership and Strategic Initiative Performance Measurement can exceed the capped Target Performance Level by an additional 10% based on the discretion described previously.  If SIRVA does not meet its minimum Operating Income, the Leadership and Strategic Initiative of the award will not be paid.  Notwithstanding anything to the contrary contained in this 2007 Plan, for SIRVA executive officers who are Participants, Strategic and Leadership Initiatives must be (a) able to be objectively determined for each such Participant such that an award based in whole or part on Strategic and Leadership Initiatives would not fail to qualify as “qualified performance based compensation” under Treas. Reg. 1.162-27(e) promulgated under Section 162(m) of the Code, or (b) such Strategic and Leadership Initiatives are used solely by the Compensation Committee for the purposes of exercising its negative discretion pursuant to Section 4(d) of the MIP Plan).

Section 4.05. Partial Year Participation.  Participants that are hired, promoted, demoted, transferred, or otherwise moved to a different salary band level during the 2007

2007 Management Incentive Plan

Incentive Year will be eligible on a pro-rated basis for the portion of the 2007 Incentive Year the associate fell within each such respective eligible salary band level.  Participants must be hired or promoted into an eligible band level before December 1, 2007.  Pro-rations will be calculated on a daily basis.  The Incentive Award, if any, will be based upon the Participant’s Average Base Salary as of the end of the 2007 Incentive Year.  For example, a Participant transferring to a non-participating SIRVA company or a non-eligible position within SIRVA for the final six (6) months of the 2007 Incentive Year will only be eligible for 50% of the Incentive Award otherwise payable and such Incentive Award will be based upon the Participant’s Average Base Salary during the entire 2007 Incentive Year.

Section 4.06. Termination.  Except as otherwise set forth herein, any Participant who leaves employment with SIRVA for any reason prior to the payment of any Incentive Award shall not be eligible nor will such Participant be considered to have earned any Incentive Award for the 2007 Incentive Year.  An award will be made to a Participant who participated in the 2007 Plan during the 2007 Incentive Year for the entire year, and who, between the end of the 2007 Incentive Year and the time when Incentive Awards for the 2007 Incentive Year are paid by SIRVA, retires at the normal retirement age of 65 or whose employment terminates as a result of death or disability.  In the event of the death of a Participant during the 2007 Incentive Year, the Compensation Committee, in its discretion, may grant an Incentive Award.

Section 5.  Payment

If an Incentive Award becomes payable for the 2007 Incentive Year, the payment of the Incentive Award will be made, less the appropriate payroll deductions, on or before March 15, 2008.  All payments are to be made in cash and are not eligible for deferral under this 2007 Plan, but may be deferred under the SIRVA Executive Deferred Compensation Plan, the SIRVA Employee Retirement Savings Plan, the SIRVA, Inc. Omnibus Stock Incentive Plan or any other plan allowing for deferral of compensation maintained by SIRVA or a SIRVA Controlled-Company, subject to the terms and conditions of such plan documents.

In all cases, eligibility to receive an Incentive Award, the amount of any Incentive Award and the portion paid will be determined and approved by the Compensation Committee or its delegate, as appropriate, in its sole discretion.

Section 6.  Taxes

Any Incentive Award that is received by a Participant under the 2007 Plan is taxable as ordinary income in the year of payment and subject to payroll taxes and withholding. SIRVA reserves the right to withhold any federal, state or local, domestic or foreign taxes as required by law or regulation or as SIRVA deems appropriate from any Incentive Payments that it makes to Participants hereunder.   FICA tax will be due in the year that the Incentive Award is paid.

2007 Management Incentive Plan

Table B — 2007 Incentive Year Metrics and Weightings
Applies to: Global Relocation, North American Moving Services, Europe Moving
Services, Asia Pacific Moving Services and SIRVA, Inc.

	Operating Income —		Corporate Pro-ration
	Business	40% *	Global Relocation — 50%
			NA Moving Services — 40%
			EU Moving Services — 5%
			AP Moving Services — 5%

Metrics &	Operating Income —
Weighting	Corp.	20%

	Cash	30%

	Strategic/
	Leadership	10%

* Operating Income for the Business segment metric will be prorated for Corporate based on the four business segments.